Date:	May 22, 2009
For Release:	Immediate
Contact:	Investor Contact:
	Gary J. Morgan,	Joseph Hassett, VP
	Senior Vice President of Finance, CFO	Gregory FCA Communications
	215-723-6751	610-228-2110

Met-Pro Corporation Announces First Quarter Financial Results

Harleysville, PA, May 22, 2009 – Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE: MPR), today announced the Company’s financial results for the first quarter ended April 30, 2009.

Net sales for the first quarter ended April 30, 2009 were $19.6 million compared with net sales of $22.7 million for the same quarter last year. Net income totaled $1.0 million and diluted earnings per share were $0.07 for the first quarter, compared with net income of $1.9 million and diluted earnings per share of $0.13 for the same period last year.

“Results in the first quarter continue to reflect weakness in our large project revenues due to a global slowdown in capital spending as well as a moderating pace of general business activity,” said De Hont. “Gross margins in the quarter remained strong, reflecting the continued progress of our efficiency initiatives, including global sourcing, more effective logistics, and lean manufacturing, as well as the ability of our flexible manufacturing strategy to quickly adjust costs to match our level of business activity. Selling, general and administrative expenses for the first quarter, however, increased versus the same quarter last year primarily due to external variables such as the impact of fluctuations in the stock market on the Company’s pension plans combined with higher healthcare and stock option expenses. While we had previously taken actions to control expenses, such as freezing our pension plans, in the aggregate the increases in these expenses totaled approximately $500,000 in the first quarter. Selling expenses in last year’s first quarter included the positive effect of the receipt of a $300,000 legal settlement. When combined these four S,G&A items represent approximately a $0.04 per share difference between the respective quarters.

“During the first quarter, the Company generated $5.9 million in cash flow from operating activities. As a result, our balance sheet remains extremely strong with over $26.4 million in cash and only $4.9 million of debt. This will not only allow us to support investments to further enhance efficiency initiatives, develop new products, and expand into new growth markets, but will also allow us to take advantage of potential acquisition opportunities. Economic conditions are still posing a challenge, as demonstrated by our $18.9 million of bookings in the first quarter compared with $28.0 million for the same quarter last year. However, the underlying fundamental strength of our business leaves us well positioned to create long-term sustainable growth and value for our shareholders.”

On March 12, 2009, the Company paid a quarterly dividend of $0.06 per share to shareholders of record at the close of business on February 26, 2009. In addition, the Board of Directors, at their meeting on March 27, 2009, declared a quarterly dividend of $0.06 per share payable June 12, 2009 to shareholders of record at the close of business on May 29, 2009. The current quarterly dividend represents a 9.1% increase over the same period last year. This is the thirty-fourth consecutive year the Company has paid a cash or stock dividend.

Conference Call

Mr. De Hont and Gary J. Morgan, Senior Vice President of Finance and Chief Financial Officer, will hold a conference call for investors on Friday, May 22, 2009, at 11:00 AM (Eastern). Met-Pro’s earnings release and the accompanying financial supplement, which includes significant financial information to be discussed during the conference call, is available on Met-Pro’s Investor Relations website at www.met-pro.com/html/invrel.htm.  Interested persons who wish to hear the live webcast should go to the Met-Pro Corporation website prior to the starting time to register, download and install any necessary audio software.

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Met-Pro Corporation/Page 2

You may also participate by calling the US/Canada Dial-In # 877-818-7738 or the International Dial-In # 706-643-9333 (conference ID 98364818) at 10:55 AM (Eastern) on May 22, 2009. A taped replay of the conference call will be available within two hours of the conclusion of the call and until June 5, 2009. To access the taped replay, call the US/Canada Dial-In # 800-642-1687 or the International Dial-In # 706-645-9291 and enter conference ID 98364818.

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, was recently recognized, for the third consecutive year, as one of America’s “200 Best Small Companies” by Forbes magazine. In 2008, the Company was also named one of the world’s “Top Small to Midsize Manufacturers” by Start-It magazine for the second year in a row. Through its business units, in the United States, Canada, Europe and The People's Republic of China, a wide range of products and services are offered for industrial, commercial, municipal and residential markets worldwide. These include product recovery and pollution control technologies for purification of air and liquids; fluid handling technologies for corrosive, abrasive and high temperature liquids; Mefiag filtration technologies for harsh, corrosive liquid filtration applications; and filtration and purification technologies which include proprietary water treatment chemicals and filter products for air and liquid filtration. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this news release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company) contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s website at www.met-pro.com.

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Met-Pro Corporation
Consolidated Statement of Operations
(unaudited)
	Three Months Ended
	April 30,
	2009	2008
Net sales	$19,641,008	$22,656,474
Cost of goods sold	12,628,040	15,064,250
Gross profit	7,012,968	7,592,224

Operating expenses
Selling	2,528,532	2,252,076
General and administrative	3,012,327	2,643,919
	5,540,859	4,895,995
Income from operations	1,472,109	2,696,229

Interest expense	(53,823)	(65,061)
Other income, net	13,965	175,815
Income before taxes	1,432,251	2,806,983

Provision for taxes	479,802	881,338

Net income	$952,449	$1,925,645

Basic earnings per share	$.07	$.13
Diluted earnings per share	$.07	$.13

Average common shares outstanding:
Basic shares	14,600,109	15,038,900
Diluted shares	14,645,792	15,313,389

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Met-Pro Corporation
Consolidated Balance Sheet
(unaudited)

	April 30, 2009	January 31, 2009
Assets
Current assets
Cash and cash equivalents	$26,446,717	$21,749,653
Accounts receivable, net of allowance for doubtful
accounts of approximately $210,000 and
$167,000, respectively	14,522,548	20,177,672
Inventories	20,684,278	20,236,865
Prepaid expenses, deposits and other current assets	1,722,518	1,997,542
Total current assets	63,376,061	64,161,732

Property, plant and equipment, net	19,810,977	19,389,597
Costs in excess of net assets of businesses acquired, net	20,798,913	20,798,913
Other assets	406,423	402,062
Total assets	$104,392,374	$104,752,304

Liabilities and shareholders’ equity
Current liabilities
Current portion of long-term debt	$924,821	$746,042
Accounts payable	4,938,844	5,464,629
Accrued salaries, wages and expenses	3,771,899	4,546,199
Dividend payable	876,007	876,007
Customers’ advances	384,100	356,008
Deferred income taxes	250,782	250,782
Total current liabilities	11,146,453	12,239,667

Long-term debt	3,962,517	3,753,228
Other non-current liabilities	8,940,189	8,855,912
Deferred income taxes	1,137,425	1,126,016
Total liabilities	25,186,584	25,974,823

Shareholders’ equity
Common shares, $.10 par value; 36,000,000 shares
authorized, 15,928,679 shares issued,
of which 1,328,570 shares were reacquired
and held in treasury at the respective dates	1,592,868	1,592,868
Additional paid-in capital	2,630,070	2,465,193
Retained earnings	89,803,750	89,727,308
Accumulated other comprehensive loss	(4,137,303)	(4,324,293)
Treasury shares, at cost	(10,683,595)	(10,683,595)
Total shareholders’ equity	79,205,790	78,777,481
Total liabilities and shareholders’ equity	$104,392,374	$104,752,304

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Met-Pro Corporation
Consolidated Business Segment Data
(unaudited)

	Three Months Ended April 30,
	2009	2008
Net sales
Product recovery/pollution control technologies	$7,569,982	$9,504,792
Fluid handling technologies	6,978,462	6,988,583
Mefiag filtration technologies	2,487,250	3,255,155
Filtration/purification technologies	2,605,314	2,907,944
	$19,641,008	$22,656,474

Income (loss) from operations
Product recovery/pollution control technologies	$145,203	$892,251
Fluid handling technologies	1,306,005	1,379,954
Mefiag filtration technologies	(15,403)	159,128
Filtration/purification technologies	36,304	264,896
	$1,472,109	$2,696,229

	April 30,	January 31,
	2009	2009
Identifiable assets
Product recovery/pollution control technologies	$34,891,160	$39,623,284
Fluid handling technologies	21,610,231	22,056,812
Mefiag filtration technologies	11,623,897	11,410,677
Filtration/purification technologies	9,444,864	9,369,905
	77,570,152	82,460,678
Corporate	26,822,222	22,291,626
	$104,392,374	$104,752,304

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Met-Pro Corporation
Consolidated Statement of Cash Flows
(unaudited)

	Three Months Ended April 30,
	2009	2008
Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities
Net income	$952,449	$1,925,645
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	480,672	473,225
Deferred income taxes	(597)	4,686
(Gain) loss on sale of property and equipment, net	(12,195)	2,611
Stock-based compensation	164,876	108,051
Allowance for doubtful accounts	42,941	11,186
(Increase) decrease in operating assets:
Accounts receivable	5,695,089	4,092,724
Inventories	(381,726)	(531,236)
Prepaid expenses and deposits	558,434	–
Other assets	(283,798)	98,700
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(1,378,851)	(1,749,774)
Customers’ advances	27,013	324,179
Other non-current liabilities	84,276	14,986

Net cash provided by operating activities	5,948,583	4,774,983

Cash flows from investing activities
Proceeds from sale of property and equipment	18,882	–
Acquisitions of property and equipment	(797,497)	(404,379)

Net cash used in investing activities	(778,615)	(404,379)

Cash flows from financing activities
Proceeds from new borrowing	485,336	–
Reduction of debt	(104,440)	(366,906)
Payment of dividends	(876,007)	(827,136)

Net cash used in financing activities	(495,111)	(1,194,042)
Effect of exchange rate changes on cash	22,207	(22,941)

Net increase in cash and cash equivalents	4,697,064	3,153,621

Cash and cash equivalents at February 1	21,749,653	21,906,877

Cash and cash equivalents at April 30	$26,446,717	$25,060,498

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